Exhibit 99.1

Creative Medical Technology Holdings, Inc. Announces New Design To Caverstem Website Including New Features For Physician/Patient Engagement

PHOENIX, Nov. 6, 2018 /PRNewswire/ -- Creative Medical Technology Holdings, Inc. (OTCQB ticker symbol CELZ) announced today that as a continuation of the Brand Building of its CaverStemTM technology, it has awarded a contract to PatientGain Medical Marketing for the new design of its CaverStemTM website and to provide online strategy with a focus on acquiring and engagement of new patients for physicians offering the CaverStem™ procedure.

"Upon evaluating different medical marketing platforms and reviewing PatientGain's technology and deep healthcare industry knowledge, we determined that their system that covers healthcare CRM, medical website creation for conversion, Search Engine Marketing, HIPAA Compliant Facebook Apps, Texting/SMS marketing, Email Marketing, content creation and enterprise level support fit our needs," said Timothy Warbington, CEO of Creative Medical Technology Holdings, Inc.

"We are appreciative and honored that a company like Creative Medical Technology Holdings is using PatientGain's Medical Marketing platform for CaverStem™ marketing across online channels including Web, Social Media, Email and Texting/SMS with HIPAA compliance. Our technology for healthcare marketing is being used by medical professionals in the USA and Canada and we are excited to be part of the CaverStemTM expansion," said Sal Khan, CEO of PatientGain.

PatientGain's data shows that out of a sample of 3450 Medical Clinics in USA, only 4.3 percent clinics have a results driven online patient acquisition and engagement marketing plan.

"In addition to gaining much greater online exposure for the CaverStemTM brand, by utilizing this technology CaverStemTM will interface with each physician's office to facilitate real time responses to patient inquiries and questions. As the CaverStemTM network grows we will be able to scale and maintain our efficiency in communicating with physician's and patient's, scheduling physician consultations and follow up appointments, all conducted under HIPAA compliance," Mr. Warbington further said.

Physician's in several cities are currently being trained on the use of the PatientGain platform and the newly designed Caverstem.com website is expected to launch within the next 10 days.

Please visit CaverStem.com to view our website and follow us on Facebook, Twitter, Instagram and You Tube.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverStemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.